PROSPECTUS SUPPLEMENT NO. 1 (TO PROSPECTUS DATED APRIL 4, 2003)	This filing is made pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration Nos. 333-65716, 333-70562 and 333-103980

Common Stock

This Prospectus Supplement No. 1 supplements and amends the prospectus dated April 4, 2003 relating to the resale by certain securityholders of 23,769,593 shares of common stock of Monogram Biosciences, Inc., formerly known as ViroLogic, Inc., and referred to in this prospectus supplement as “we.”

This prospectus supplement should be read in conjunction with the prospectus dated April 4, 2003, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it. All references in the prospectus to “this prospectus” are hereby amended to read “this prospectus (as supplemented and amended).”

We are filing this prospectus supplement to reflect the following events:

•	SDS Merchant Fund, L.P. has transferred to SDS Capital Group SPC, Ltd. all of its interests in Monogram Biosciences, Inc.

•	CCL Fund LLC has transferred to D3 Lifescience Ltd. all of its interests in Monogram Biosciences, Inc.

The table appearing under the caption “Selling Securityholders” on pages 21-23 of the prospectus is hereby amended by removing the entries for SDS Merchant Fund, L.P. and CCL Fund LLC and corresponding footnotes (2) and (6).

The table appearing under the caption “Selling Securityholders” on pages 21-23 of the prospectus is hereby further amended and supplemented by adding SDS Capital Group SPC, Ltd. and D3 Lifescience Ltd. as selling securityholders, together with footnotes (13) and (14), as set forth below:

	Shares Held or Acquirable Prior to Offering (No Limitations)	Shares Beneficially Owned Prior to Offering (With Limitations)		Number of Shares Being Offered	Shares Beneficially Owned After Offering (With Limitations)
Security Holder		Number	Percent		Number	Percent
SDS Capital Group SPC, Ltd. (13)	1,691,705	1,691,705	1.34%	1,013,046	678,659	*
D3 Lifescience Ltd. (14)	1,070,508	1,070,508	*	1,150,106	29,412	*

(13)	SDS Management, LLC, the investment manager of SDS Capital Group SPC, Ltd., exercises dispositive and voting power with respect to the shares of common stock that SDS Capital Group SPC, Ltd. is offering in this prospectus. Mr. Steve Derby is the managing member of SDS Management, LLC. Mr. Derby disclaims beneficial ownership of the shares of our common stock owned by SDS Capital Group SPC, Ltd.
(14)	The number of shares being offered consists of 823,076 shares of common stock and 327,030 shares of common stock, representing 150% of the shares of common stock issuable on exercise of a warrant. Dr. Nathan Fischel, director of D3 Lifescience Ltd., exercises dispositive and voting power with respect to the shares of common stock that D3 Lifescience Ltd. is offering in this prospectus. Dr. Fischel disclaims beneficial ownership of the shares of our common stock owned by D3 Lifescience Ltd.

The information contained in this prospectus supplement relating to SDS Capital Group SPC, Ltd. and D3 Lifescience Ltd. is based on information provided to us by SDS Capital Group SPC, Ltd. and D3 Lifescience Ltd. and reflects their holdings as of August 10, 2005, prior to its offering of any securities pursuant to this prospectus.

The applicable percentages ownership shown above for SDS Capital Group SPC, Ltd. and D3 Lifescience Ltd. are based on an aggregate of 126,342,854 shares of our common stock issued and outstanding on August 10, 2005.

Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 4 of the prospectus, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 12, 2005.